Exhibit 21.1

DEL GLOBAL TECHNOLOGIES CORP.

PRINCIPAL SUBSIDIARIES

AS OF AUGUST 1, 2009

Name	Jurisdiction of Incorporation or Organization
Del Medical Imaging Corp.	Delaware
Villa Sistemi Medicali S.p.A	Italy
RFI Corporation	Delaware